February 14, 1995


Mr. Robert G. Higgins
Vice President and General Counsel
Banyan Management Corp.
150 S. Wacker Drive, Suite 2900
Chicago, Il  60606


Mr. Harvey Polly
c/o Mr. William L. Weiss
1 1 0 East 59th Street
New York, NY 10022

Dear Mr. Polly:

Reference is hereby made to the Purchase Agreement between us dated August 3,1994, as amended by letter dated November 4,1994, by letter dated December 19, 1994, and by letter dated February 3, 1995 (the "Agreement").

Paragraph 5 of the Agreement is hereby amended to provide that the aggregate amount of Tender Stock and Purchased Stock shall not be less than 3,335,000 shares.

Except as hereby amended, all of the terms and conditions of the Agreement shall remain in full force and effect.

Please confirm your understanding of and agreement with the foregoing by signing and returning the enclosed copy of this letter.

Very truly yours,

Banyan Hotel Investment Fund

/s/ Robert G. Higgins


ACCEPTED AND AGREED TO:

/s/ Harvey Polly





February 3, 1995


Robert G. Higgins
Vice President and General Counsel
Banyan Management Corp.
150 S. Wacker Drive, Suite 2900
Chicago, Il  60606


Mr. Harvey Polly
c/o Mr.  William L. Weiss
1 1 0 East 59th Street
New York, NY 10022

Dear Mr. Polly:

Reference is hereby made to the Purchase Agreement between us dated August 3,1994, as amended by letter dated November 4, 1,994 and by letter dated

December 19, 1994 (the "Agreement").

Paragraph 3(a) of the Agreement is hereby amended to provide that the closing shall take place on February 15, 1995.

Except as hereby amended, all of the terms and conditions of the Agreement shall remain in full force and effect.

Please confirm your understanding of and agreement with the foregoing by signing and returning the enclosed copy of this letter.



Very truly yours,

Banyan Hotel Investment Fund

/s/ Robert G. Higgins


ACCEPTED AND AGREED TO:

/s/ Harvey Polly





December 19, 1994


HARVEY POLLY
2901 South Highland Boulevard
Highland Beach, Florida 33487

Banyan Hotel Investment Fund
150 South Wacker Drive
Chicago, Illinois 60606

Gentlemen:

Reference is hereby made to the purchase agreement between us dated August 3, 1994, as amended by letter dated November 4, 1994 (the "Agreement").

In order to provide for sufficient time to consummate the transaction set forth in the Agreement, it has been agreed that paragraph 4 of the Agreement shall be and is hereby amended to provide that I will make the tender offer referred to in the Agreement by December 30, 1994.

We have also agreed that paragraph 3(a) of the Agreement shall be and it hereby is amended to provide that the closing will take place no later than ten days after the expiration of the tender offer, but no later than February 15, 1995.

In like manner, paragraph 12(b) of the Agreement is hereby amended to provide that the transaction must be consummated no later than February 15, 1995.

Section 13 of the Agreement has been amended to provide that the escrow account be increased to $125,000. Upon execution and delivery of this letter by you, I will wire an additional $25,000 into the escrow account established pursuant to the Agreement.

Except as hereby amended, all of the terms and conditions of the Agreement shall remain in full force and effect.

Please confirm your understanding of and agreement with the foregoing by signing and returning to me the enclosed copy of this letter.

Very truly yours,

/s/ Harvey Polly

ACCEPTED AND AGREED TO:

Banyan Hotel Investment Fund

/s/ Robert G. Higgins
    Vice President



November 4, 1994


HARVEY POLLY
2901 South Highland Boulevard
Highland Beach, Florida 33487

Banyan Hotel Investment Fund
150 South Wacker Drive
Chicago, Illinois 60606

Gentlemen:

Reference is hereby made to the purchase agreement between us dated August 3, 1994 (the "Agreement").

In order to provide for sufficient time to consummate the transactions set forth in the Agreement, it has been agreed that paragraph 4 of the Agreement shall be and hereby is amended to provide that I will make the tender offer referred to within thirty days from the date hereof.

We have also agreed that paragraph 3(a) of the Agreement shall be and hereby is amended to provide that the closing shall take place no later than ten days after the expiration of the tender offer.

In like manner, paragraph 12(b) of the Agreement is hereby amended to provide that the transaction must be consummated no later than fifteen days after the expiration of the tender offer, but no later than 12/31/94.

In addition, paragraphs 1 and 2 of the Agreement are hereby amended to provide that the price paid by Purchaser for the Purchased Stock shall be the book value per share of the common stock as reflected on the Company's Form 10-Q for the period ended September 30, 1994.

Except as hereby amended, all of the terms and conditions of the Agreement shall remain in full force and effect.

Please confirm your understanding of and agreement with the foregoing by signing and returning to me the enclosed copy of this letter.



Very truly yours,

/s/ Harvey Polly

ACCEPTED AND AGREED TO:

/s/ Robert G. Higgins
    Vice President


                               PURCHASE AGREEMENT

AGREEMENT, dated this 3rd day of August, 1994, by and between BANYAN HOTEL INVESTMENT FUND, with offices located at 150 South Wacker Drive, Chicago, Illinois 60606 (hereinafter called the "Company") and HARVEY POLLY, residing at 2901 South Ocean Boulevard, Highland Beach, Florida 33487 (hereinafter called the "Purchaser").

W I T N E S S E T H

WHEREAS, the Company is a Delaware corporation, listed on the American Stock Exchange, the authorized capital stock of which consists of 20,000,000 shares, par value $.01 per share, of which 10,323,042 shares are issued and outstanding (the "Common Stock".); and

WHEREAS, the Purchaser desires to conduct an all cash tender offer for all of the Common Stock at $.35 per share; and

WHEREAS, Purchaser desires to acquire up to 40% of the outstanding shares of Common Stock and subject to the completion of the tender by the Purchaser and to the extent that less than such percentage of Common Stock is tendered, the Company desires to sell to Purchaser shares of Common Stock, all as set forth herein, in exchange for the consideration, and upon the terms and conditions herein contained.

NOW, THEREFORE, the parties hereto agree as follows:

1. Upon the terms and subject to the conditions set forth in this agreement, at the Closing (as hereinafter defined), the Company agrees to sell to Purchaser the number of shares of Common Stock, if any, as may be calculated under and pursuant to the terms of paragraph 5 hereof for $.18 per share (the "Purchased Stock"). Purchaser understands and agrees that the Purchased Stock will be common stock which has not been registered under the Securities Act of 1933, as amended.

2. Upon the terms and subject to the conditions set forth in this agreement and in consideration of the sale of the Purchased Stock by the Company as provided herein, at the Closing Purchaser shall deliver to the Company a good certified or official bank check in the amount of $.18 multiplied by the number of shares of Purchased Stock which the Company will be selling to Purchaser pursuant to this agreement.

3.(a) Unless this agreement has been terminated pursuant to Section.12, the consummation of the transactions contemplated under this agreement (the "Closing".) shall take place at 10:00 a.m. on October 12, 1994 (the "Closing Date"),, or such other date as the parties hereto may agree, at the offices of the Company's counsel, Shefsky & Froelich, 444 North Michigan Avenue, Chicago, Illinois 60611.

(b) Subject to the terms and conditions set forth in this agreement, at Closing', the Company shall execute and deliver, or cause to be executed and delivered, the following:

(i) The certificates representing the Purchased Stock, if any;

(ii) The documents required by paragraphs 11(b),(c),(d) and (h);

(iii) The resignations of the current officers and directors of the Company; and

(iv) Such other documents as Purchaser may reasonably request.

(c) Subject to the terms and conditions set forth in this agreement, at Closing, the Purchaser shall execute and deliver, or cause to be executed and delivered, the following:

(i) The documents required by paragraph 10(b), (c),(d) and (e);

(ii) Such other documents as the Company may reasonably request.

4. As a material ingredient to the consummation of this transaction and as an inducement for the Company to sell the Purchased Stock, Purchaser represents and agrees that he will, no later than forty-five days after the date of this agreement, make an offer pursuant to Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance with the rules and regulations of the Securities and Exchange Commission to purchase all of the outstanding shares of Common Stock of the Company for $.35 a share cash without interest (the "Tender Offer"). The cost and expense of preparation of the Tender offer material and the related expenses of the tender agent will be borne by the Purchaser. Such shares as may be tendered by the stockholders of the Company are hereinafter referred to as the "Tender Stock".

5. Subject to the provisions of paragraph 2, in the event that less than 4,000,000 shares of Common Stock are tendered by the stockholders of the Company and purchased pursuant to the Tender Offer, Purchaser shall have the right to purchase, subject to the provisions of paragraph 2, directly from the Company that number of shares of Common Stock as would be required so that Purchaser will have acquired, by way of Tender offer and the purchase of Common Stock from the Company under paragraphs 1 and 5, up to 40% of the then total of the outstanding shares of Common Stock, after reflecting the issuance of the Purchased Stock, but in no event shall the aggregate amount of Tender Stock and Purchased Stock be less than 3,500,000 shares.

6. The Company hereby represents and warrants the following to the Purchaser:

(a) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power to carry on its business as it is now being conducted and is entitled to own or lease and to operate the properties and assets now owned or leased and operated by it. The Company is qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership or leasing of its properties requires such qualification. Subject to approval of this agreement by the Company's Board of Directors as contemplated herein, the Company has full corporate power and authority to enter into this agreement and to carry out the transactions contemplated hereby.

(b) The authorized capital stock of the Company is set forth in the first paragraph of the recitals hereto. All of the issued and outstanding shares of Common Stock of the Company are validly issued, fully paid and non-assessable. There is no existing agreement, option, warrant, right, call or commitment of any kind relating to the Company's authorized and unissued shares of Common Stock.

(c) Except as set forth on Schedule A hereto, the Company has no subsidiaries.


(d) The execution and delivery of this agreement by the Company do not and, subject to the approval of this agreement by the Board of Directors of the Company, the consummation of the transactions contemplated hereby, will not violate any provisions of the Company's certificate or incorporation or by-laws or violate any provision of, or result in acceleration of any obligation under any mortgage, loan,,lease, agreement, instrument, court order, judgment or decree to which the Company is a party or by which the Company or any of its properties are bound, except as set forth on Schedule A-1 annexed hereto.

(e) The consolidated balance sheet of the Company as of December 31, 1993 (the "Balance Sheet") and the consolidated statement of income and expenses for the two years then ended as audited or certified by Ernst & Young, included in the Company's annual report on Form 10-K (the "Form 10-K"), a copy of which has heretofore been furnished by the Company to the Purchaser (such statements together with the Balance Sheet being collectively referred to as the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the consolidated financial position of the Company as of such date and the results of operations of the Company for the periods covered thereby. The unaudited consolidated balance sheet of the Company as of March 31, 1994 and the related unaudited statement of income and expenses for the three-month period then ended, as included in the Company's quarterly report on Form 10-Q (the "Form 10-Q") for the quarter ended March 31, 1994, a copy of which has been heretofore furnished by the Company to the Purchaser, have been prepared in accordance with generally accepted accounting principles applied consistently with the Balance Sheet and the Company Financial Statements and fairly present the consolidated financial position of the Company as of such date and the results of operations of the Company for the periods covered thereby.

(f) The Company has good and marketable title to all of its assets (including, but not limited to those reflected in the Balance Sheet), free and clear of any liens, claims, charges, options or encumbrances of any nature except for the matters specified in Schedule B.

(g) The Company has set forth in Schedule C all material contracts and commitments to which it is a party or by which it is bound. For the purposes of this section 6(g), the term "material contracts" and commitments" is defined as:
(i) contracts and commitments arising outside the ordinary course of business;
(ii) contracts or commitments affecting ownership of, title to, use of, or any interest in real estate; (iii) all bonuses, incentive compensation, pension, group insurance or employee welfare plans of any nature whatsoever; (iv) employment contracts and all other Contracts, agreements ,or commitments to or with individual employees or agents extending for a period of more than three months from the date hereof or providing for termination upon the payment of a penalty or the equivalent thereof; and (v) all contracts or commitments, whether in the ordinary course of business or not, which involve future payments, performance of services or delivery of goods and/or materials to or by the Company of an aggregate value in excess of $10,000.

(h) Except as disclosed in Schedule D, since March 31, 1994, there has not been any material adverse change in the business, operations or financial condition of the Company; any damage, destruction or loss (whether or not covered by insurance) which materially and adversely affects the assets, business or operations of the Company; any declaration, setting aside or payment of dividends or other distribution in respect of the Common Stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company; any increase in the compensation payable to or become payable by the company to any of its directors, officers or employees over the rates of compensation in effect at December 31, 1993; any agreement for issuance of Common Stock by the Company or any grant of an option or warrant to purchase any such stock to any person, firm or corporation; any increase of indebtedness by the Company for borrowed money or the entering into by the Company of any commitment to borrow money; any mortgage, pledge or material subjection to lien, charge or encumbrance of any kind of any of the assets of the Company; or any other event or condition of any character which materially and adversely affects any of the business of the Company.

(i) Except as specifically disclosed on the Balance Sheet or in Schedule E and except for the liabilities or obligations arising in the ordinary course of business, since March 31, 1994, the Company was not obligated for nor are any of its assets or properties subject to any liabilities or obligations.

(j) Except as otherwise disclosed on the Schedules hereto, to the knowledge of the Com any, the Company P is not engaging in any activity or omitting to take any action as a result of which it is or has been in violation of any applicable federal, state, local, foreign or other law or order or any other requirement of any governmental or regulatory agency or authority, or to its securities, properties, business or employment practices. The Company is not now and has not been charged with and is not now and has not been under investigation with respect to, any possible violation of any such applicable law, regulation, decree or requirement relating to any of the foregoing. Without limiting the generality of the foregoing, the Company is in compliance in all material respects with all such applicable laws, regulations, decrees and requirements in respect of employment and employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions, relating to premises occupied, environmental protection, product safety and liability and civil rights.

(k) Except as set forth in Schedule F, there are no material claims, actions, suits or proceedings pending or, to the Company's knowledge, threatened against it, which if adversely determined would materially and adversely affect the Company or its properties.

(l) The Company has filed all income tax, franchise and other tax returns required to be filed by it (including, but not limited to, those required to be filed with the United States or any state or any subdivision thereof or any foreign jurisdiction). All federal, foreign, state, county and local income, franchise, sales, use, occupation, property, excise and other taxes required to be paid by it in respect of the period covered by such returns have been paid or adequate reserves therefor have been established and the Company has set up an adequate reserve for the payment of all income taxes or other taxes anticipated to be payable in respect of the periods subsequent to the last of such periods. The Company has heretofore delivered to Purchaser copies of its tax returns and reports (federal, state, local and foreign) for each of its prior taxable years. Said returns constitute complete and accurate representations of its tax liabilities for said years. The Company is not delinquent in the payment of any tax, assessment or governmental charge. The last year for which the federal income tax return of the Company has been audited by the Internal Revenue Service was for the year ended December 31, 1992, and no deficiencies for federal income tax have been assessed or asserted which have not been paid or settled. No waivers of statutes of limitations are outstanding with respect to any taxable years of the Company. Notwithstanding anything to the contrary in this agreement, the Company has no material liabilities for any taxes with respect to current periods, or to any prior periods, pursuant to any section of the Internal Revenue Code (or comparable provisions of any state income or franchise tax law), other than corporate income taxes (or comparable state franchise taxes) due (or comparable state income or franchise tax laws).

(m) The Company has heretofore delivered (or will hereafter furnish) to Purchaser true, accurate and complete copies of its certificate of incorporation and by-laws, together with all amendments to each.

(n) Except as set forth in Schedule G, the Company does not have or contribute to, and never has terminated, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. The Company has delivered to Purchaser simultaneously herewith true and correct copies of all documents evidencing any such plans, obligations or arrangements (or true and correct written summaries of such plans, obligations or arrangements to the extent not evidenced by documents) and true and correct copies of all documents evidencing trusts relating to any such plans. Compensation increases, if any, since December 31, 1993, have been made only in the ordinary course of business, and rates of compensation have not increased by more than 4% above the rate at December 31, 1993 unless such employee's business classification or responsibilities changed. All employee loans and advances are listed as of December 31, 1993 on Schedule G.

(o) Since December 31, 1993, the Company had the insurance coverages described in Schedule H or comparable coverages; coverages now in effect are accurately described therein; and the insurance policies referred to therein are in full force and are effective in accordance with their terms.

(p) Schedule I lists each bank and brokerage account of the Company, the signatures thereon, and whether their signing authority is joint, single or otherwise.

(q) Neither the Company nor any of its officers, directors or agents has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this agreement, which liability will diminish the assets or properties of the Company or which liability may be asserted against the Company or the Purchaser.

(r) No representation or warranty by the Company in this agreement, in the Schedules, or information set forth in the Form 10-K or 10-Q, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained herein or therein not misleading.

7. The Purchaser hereby represents and warrants the following to the Company:

(a) The Purchaser has full capacity and authority to enter into this agreement, has duly executed and delivered this agreement to the Company and this agreement represents a valid and binding obligation of the Purchaser enforceable in accordance with its terms.

(b) The Tender Stock and the Purchased Stock to be acquired by the Purchaser are being acquired from Purchaser's personal funds, for investment purposes only and not for distribution. The Purchaser is an accredited investor (as defined in Regulation D under the Securities Act of 1933, as amended) and understands that the Purchased Stock to be acquired by him will be sold to him in reliance upon an exemption to the registration requirements of the Securities Act of 1993, as amended, and such shares cannot be resold without compliance with or exemption from certain provisions of the Securities Act.

(c) The Purchaser has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this agreement.

(d) No representation or warranty by the Purchaser in this agreement or in any information to be supplied by the Purchaser to the Company in connection with the Tender Offer Solicitation/Recommendation Statement to be filed with the Securities and Exchange Commission will contain any-untrue-statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained herein or therein not misleading.

(e) The Purchaser has the financial resources necessary to consummate the transactions contemplated by this agreement.

8. Except as contemplated in paragraphs 10(h) and 11(j), the Company covenants and agrees-that between the date hereof and the Closing Date:

(a) The Company will (except to the extent Purchaser consents in writing to a waiver of the requirements of this paragraph 8):

(i) Continue to conduct its business in its usual manner and not engage in any activity or transaction or sell, encumber or otherwise dispose of any material asset or incur any material obligation, except in the ordinary course of business or as described in Schedule J;

(ii) Use all reasonable efforts to preserve intact its business organization, and to preserve for the Purchaser the goodwill of the suppliers, vendors, customers and others having business relationships with the Company;

(iii) Not enter into any contracts, leases or commitments of any kind except in the ordinary course of business, except that the Company will purchase a directors' and officers' liability insurance policy providing "run off" or "tail coverage" for resigning officers and directors;

(iv) Give Purchaser's representatives full access, during normal business hours and upon reasonable notice, to all of the assets, properties, books, records, agreements, commitments, officers, directors, employees, professional advisers and agents of the Company, and furnish Purchaser's representatives during such period with all such information concerning the Company's affairs as Purchaser may reasonably request, including copies and/or extracts of pertinent records, documents and contracts, and shall use its best efforts to cause its accountants to furnish Purchaser during such period any and all of their statements, working papers and underlying records as Purchaser reasonably may request; provided, however, that any furnishing of such information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on the representations and warranties made by the Company in this agreement; and provided further, that the Purchaser will hold in confidence all documents and information concerning the Company so furnished or obtained as well as all such documents and information heretofore furnished to Purchaser by the Company other than what is required pursuant to Section 14(d) of the Exchange Act and the rules and regulations of the Securities and Exchange Commission. If the Closing does not occur, such confidence shall be maintained by Purchaser and Purchaser shall not use such information to the detriment of the Company (except to the extent that such information can be shown to be previously known to Purchaser from other legitimate sources or as duly required to be disclosed by a court or governmental agency) and all such documents shall promptly thereafter be returned to the Company;

(v) Maintain in full force and effect insurance policies providing the coverage and the amount of coverage comparable to the coverage and the amount of coverage provided under its policies of insurance now in effect and

(vi) Not solicit or enter into an agreement with any third party for acquisition of a controlling interest in the Company, provided, however, the Company may take such actions in response to unsolicited, third party offers for a controlling interest in the Company that the Board of Directors, in its sole judgment, believes are required under applicable law in the exercise of its fiduciary duties; provided, further, if the Company terminates this agreement pursuant to paragraph 12(f) of this agreement, the Company shall pay Purchaser a fee equal to $175,000 within five days of such termination.

(b) The Company will furnish to Purchaser all information concerning the Company required for inclusion in the Tender Offer Statement pursuant to Section 14(d) of the Exchange Act and the rules and regulations of the Securities and Exchange Commission, to be furnished to the Company's stockholders in connection with the Tender Offer. The Company will file with the Securities and Exchange Commission a solicitation/recommendation statement on Schedule 14D-9 pursuant to Section 14(d) the Exchange Act, setting forth its recommendation with respect to the Tender Offer and the reasons for such recommendation.

(c) From and after December 31, 1993 and until the Closing Date, the Company has not or will not:

(i) Changed or change its capital stock by reclassification, subdivision, reorganization or otherwise;

(ii) Amended or amend its charter or certificate of incorporation or by-laws, except as set forth in Schedule A-1; or

(iii) Issued or issue any additional capital stock.

At the Closing Date, the Company will not have more than 10,323,042 shares of Common Stock issued and outstanding plus such number of shares as Purchaser may acquire directly from the Company as provided for in paragraph 5.

(d) From and after December 31, 1993 and until the Closing Date, the Company has not and will not declare or pay any dividends on its capital stock or make any distribution with respect thereto.

(e) The Company will obtain all consents and approvals required of it to carry out the transactions contemplated by this agreement.

9. The Purchaser covenants and agrees that between the date hereof and the Closing Date:

(a) Purchaser will at his cost and expense, prepare, file and use his best efforts to obtain approval of, a Tender Offer Statement, on Schedule 14D-1, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act.

(b) Purchaser will furnish to the Company all information concerning the Purchaser required for inclusion by the Company in the solicitation/recommendation statement referred to in paragraph 8(b) hereof, and will cooperate with the Company in the preparation of the solicitation/ recommendation statement.

(c) The Purchaser will obtain all consents and approvals required of him to carry out the transactions contemplated by this agreement.

10. The obligations of the Company under this agreement are subject to satisfaction of the following conditions on or prior to the Closing Date:

(a) The Board of Directors of the Company shall have adopted and approved this agreement, and shall have authorized its execution and delivery by the Company.

(b) Purchaser shall have completed the Tender offer and made payment or provision for payment for all shares of the Tendered Stock tendered by the Company's stockholders and provided evidence thereof to the Company.

(c) The Purchaser shall have paid and provided evidence thereof to the Company the amounts required to be paid by Purchaser for the Purchased Stock, if any, under the terms of paragraphs 2 and 5, hereof by delivering the check required thereunder.

(d) The Company shall have received a letter from Purchaser's counsel dated the Closing Date in form and substance satisfactory to the Company and its counsel.

(e) All of the terms and conditions of this agreement to be complied with and performed by Purchaser shall have been complied with and performed in all material respects, and the representations and warranties made by Purchaser in this agreement shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except for changes contemplated by this agreement. Purchaser shall have delivered to the Company a certificate dated the Closing Date signed by the Purchaser, certifying to the fulfillment of these conditions.

(f) Any federal or state regulatory authority having jurisdiction shall, to the extent required by law, have consented to or approved the consummation of the transactions contemplated by this agreement to the extent legally required.

(g) No proceedings enjoining the Tender offer shall have been initiated or threatened by the Securities and Exchange Commission or any stockholder or competing bidder and no court or agency order or injunction shall exist restraining the consummation of the transactions contemplated hereby.

(h) The Company shall have disposed of its shares of capital stock in Banyan Management Corp. by sale, assignment, redemption or otherwise.

(i) If any of the conditions specified in this paragraph 10 shall have not been satisfied, the Company shall, nevertheless, have the right to proceed with the transactions contemplated hereby.

11. The obligations of Purchaser under this agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a) The Board of Directors of the Company shall have adopted and approved this agreement and shall have authorized its execution and delivery by the Company and the Company shall have taken all necessary corporate action to provide for the issuance and reservation of such number of shares of the Company's Common Stock as may be required to carry out the terms of this agreement.

(b) The Purchaser shall have received a letter from Company's counsel dated the Closing Date in form and substance satisfactory to the Purchaser and his counsel.

(c) All of the terms and conditions of this agreement to be complied with and performed by the Company shall have been complied with and performed in all material respects, and the representations and warranties made by the Company in this agreement shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except for changes contemplated by or disclosed in schedules to this agreement. The Company shall have delivered to the Purchaser a certificate dated the Closing Date signed by an executive officer of the Company, certifying to the fulfillment of these conditions.

(d) On the Closing Date, the Company shall have furnished Purchaser with a certified copy of resolutions duly authorized by the Board of Directors of the Company adopting this agreement and authorizing the transactions contemplated hereby, authorizing the issuance of the shares of the Company's Common Stock, if any, pursuant to paragraph 5 hereof, and authorizing the execution, delivery and performance of this agreement by the Company.

(e) Any federal or state regulatory authority having jurisdiction shall, to the extent required by law, have consented to of approved the consummation of the transactions contemplated by this agreement to the extent legally required.

(f) The American Stock Exchange, if necessary, shall have consented to or approved the consummation of the transactions contemplated by this agreement and shall have confirmed that the Company remains eligible for continued listing on the American Stock Exchange.

(g) No proceedings enjoining the Tender Offer shall have been initiated or threatened by the Securities and Exchange Commission or any stockholder or competing bidder and no court or agency order or injunction shall exist restraining the consummation of the transactions contemplated hereby.

(h) The Purchaser shall have received a certificate or telegram of the Company's transfer agent dated the Closing Date, specifying the number of shares of the Company's Common Stock outstanding at the most recent practical time.

(i) Contemporaneously with the Closing of the transactions contemplated herein, individuals designated by the Purchaser shall have been elected or appointed to the Board of Directors of the Company and Purchaser's designees shall constitute a majority of the Board of Directors of the Company.

(j) The Company shall have (i) terminated the Banyan Hotel Investment Fund Administrative Service Agreement by and between the Company and Banyan Management Corp. dated February 27, 1994 and paid the termination fee thereunder and otherwise complied with the terms thereunder and (ii) terminated the Amended and Restated Employment Agreement between Leonard G. Levine and the Company and paid the termination fee thereunder.

(k) If any of the conditions specified in this paragraph 11 shall have not been satisfied, the Purchaser shall, nevertheless, have the right to proceed with the transactions contemplated hereby.

12. This agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing (and any such termination, other than due to a breach of this agreement shall be without liability to any party to any other party except as provided in paragraph 13 and paragraph 8(a) (vi)):

(a) By mutual consent of the Company and the Purchaser.

(b) By the Company if such transaction shall not have been consummated on or prior to October 17, 1994 or such later date as may be established by mutual consent of the parties to this agreement.

(c) By the Purchaser if any of the conditions provided for in paragraph 11 of this agreement have not been met on or before the Closing Date and have not been waived in writing by Purchaser.

(d) By the Company if any of the conditions provided for in paragraph 10 of this agreement have not been met on or before the Closing Date and have not been waived in writing by the Company.

(e) By the Company or the Purchaser if either party shall determine in its or his sole discretion that the transactions contemplated by this agreement have become inadvisable or impracticable by reason of any judgment, decree or order entered in any proceedings involving the Purchaser or the Company which restrains or prohibits the transactions contemplated hereby.

(f) By the Company if the Company's Board of Directors determines in the exercise of its fiduciary duties, as contemplated by paragraph 8(a) (vi), to accept an unsolicited third party offer.

13. Except as provided herein, Purchaser shall pay all reasonable fees and expenses incurred by the Company in connection with the transactions contemplated by this agreement. To secure Purchaser's obligation, upon the execution and delivery of this agreement, the Purchaser shall deposit at the Company's direction $100,000 into an escrow account. If this agreement and the transactions contemplated hereby are terminated by either party for any reason pursuant to paragraph 12, the escrow agent, upon presentment by the Company to the escrow agent of (i) a written reimbursement request, which sets forth in detail all of the fees and expenses incurred by the Company in connection with the transactions contemplated by this agreement, and (ii) evidence of termination of this agreement, shall pay the amount reflected on such request to the Company, and refund the balance of the deposit, if any, to the Purchaser.
If such fees and expenses of the Company exceed the deposit, the Purchaser shall have no obligation for-any shortfall. If the Closing occurs, the escrow agent shall refund the entire deposit to Purchaser upon Closing and the Company shall be solely responsible for and shall pay all of its fees and expenses.

14. Subsequent to the Closing, Purchaser covenants and agrees to use his best efforts, and to cause the Company, to preserve the Company's eligibility for continued listing on the American Stock Exchange. Purchaser recognizes that the "Banyan"-service mark is not owned by the Company and that he will, within 180 days after the Closing, take such steps as are necessary or required to amend the Company's certificate of incorporation to a name not containing the word "Banyan", provided, however, the Company shall use its best efforts to obtain the necessary consents to permit Purchaser to use the name "Banyan" after the Closing Date. In the event the Company obtains such consents, the Purchaser shall be under no obligation to change the Company's name.

15. The parties hereto may by mutual agreement in writing signed by each party amend this agreement in any respect. Any party hereto may in writing:

(a) Extend the time for performance due to such party of any of the obligations of the other party hereto.

(b) Waive any inaccuracies in representations to such party by another party contained in this agreement or in any document delivered pursuant hereto.

(c) Waive compliance with any of the covenants to such party by the other party contained in this agreement and performance of any obligations due to such party by the other party hereunder; and

(d) Waive the fulfillment of any condition that is precedent to the performance by the party so waiving, of any of its obligations under this agreement.

Any agreement on the part of either party for such amendment, extension or waiver shall be validly and sufficiently authorized for the purposes of this agreement if authorized or ratified by the Board of Directors of the Company and by the Purchaser.

16. Each of the representations, warranties and covenants of the Company and the Purchaser contained herein shall survive the Closing for a period of two years, except where this agreement expressly provides for a different period.

17. This agreement shall be construed under and in accordance with the laws of the State of Delaware. All representations and warranties made hereunder by the Company shall not be deemed to have been given by the officers and directors personally.

18. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by United States certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address as shall be given in writing by any party to another):

 To the Company:             Banyan Hotel Investment Fund
                             150 South Wacker Drive
                             Chicago, Illinois  60606
                             Att: Robert  G.  Higgins


 With a copy to:             Shefsky & Froelich
                             444 North  Michigan  Avenue
                             Chicago, Illinois  60611
                             Att: Michael  J.  Choate



 If to Purchaser:            Harvey Polly
                             2901 S. Ocean  Boulevard
                             Highland Beach, Florida 33487


 With a copy to:             William L. Weiss
                             110 East 59 Street
                             23rd Floor
                             New York, New  York  10022


19. Whether or not the Closing occurs, Purchaser will bear the costs and expenses of the Tender Offer, printing, mailing and Blue Sky compliance, if any. Purchaser shall also be responsible for the other costs and expenses of consummating the transactions contemplated hereby as provided in paragraph 13 hereof.

20. Except as otherwise specifically provided, no remedy conferred by any of the specific provisions of this agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election by a party of any ore or more remedies shall not constitute a waiver of the right to pursue other available remedies.

21. The rights under this agreement shall not be assignable nor the duties delegable by any party without the prior written consent of the other and nothing contained in agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interests and permitted assignees, any rights or remedies under or by reason of this agreement unless so stated to the contrary. All covenants, represen-tations, warranties and agreements of the parties contained herein shall, subject to the provisions of the preceding sentence be binding upon and inure to the benefit of their respective successors and permitted assigns.

22. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

23. This agreement, including the Schedules hereto, and all documents, schedules and instruments to be delivered on or before the Closing Date, pursuant to its terms, constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. Neither of the parties hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this agreement and the Schedules hereto, or in the documents, schedules and instruments to be delivered on or before the Closing Date.

24. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of the remaining provisions of this agreement provided that the omission of the invalid or unenforceable provision does not materially affect the basic understanding hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.

BANYAN HOTEL INVESTMENT FUND

By: /s/     William M. Karnes
            Vice President

ATTEST:     /s/ Robert G. Higgins
                Assistant Secretary

HARVEY POLLY
/s/ Harvey Polly
















SCHEDULE A

BANYAN HOTEL INVESTMENT FUND
("Parent Fund")

1    a.   Name: Banyan Management Corp.

     b.   Date Created: March 29, 1990

     c.   Percent Owned by Application:
          10% of Class A Voting Stock
          12.5% of Class 8 Non-voting Stock

     d. Nature of Business: Provision of administrative services to the eight Banyan publicly-traded mortgage funds.

     e. State of Incorporation: Banyan Management Corporation is an Illinois corporation.

     f. Name of Parent Institution: Banyan Management Corporation is co-owned by the eight Banyan publicly-traded mortgage funds, including the

          Parent Fund.

     g.   Net Worth

     h.   Total Assets

     i. Net Income: Banyan Management Corporation was initially capitalized at $1,000.00. Its net worth is currently $184,000. As its business purpose is to provide Administrative services to the eight Banyan publicly traded mortgage funds, its total assets and net income are not meaningful.

2.   a.   Name: VHF Sliver Sands Corp. n/k/a BHF Merger Corp.
           (EIN 36-3716217)

     b.   Date of Creation: June 29, 1990

     c.   Percentage owned by Insured: 100%

     d.   Type of Operations:

          To own, acquire, hold, operate, lease, develop, finance, refinance, and sell property foreclosed upon by the Parent Fund. The property has subsequently been sold to an unrelated entity.

     e.   State of Incorporation: Illinois
          Merger: On December 4,1992, VHF Shadowood Corp. merged with VHF Silver Sands Corp. and Silver Sands Corp. (as the surviving corporation) changed its name to BHF Merger Corp.

          Reason for Merger: To maintain a corporate existence for entities which at one time held title to real property.

3.   a.   Name: VHF Shadowood Corp. (EIN 36-3739751)
          Reinstated, November 24, 1992.

     b.   Date of Creation: November 16, 1990

     c.   Percentage Ownership by Insured: 100%

     d. Nature of Business: To own, acquire, hold, operate, lease, develop, finance, refinance, and sell property foreclosed upon by the Parent Fund. The property has subsequently been sold to an unrelated entity.

     e.   State of lncorporation: Illinois
          Merger: On December 4,1992, VHF Shadowood Corp. merged with VHF Silver Sands Corp. and Silver Sands Corp. (as the surviving corporation) changed its name to BHF Merger Corp.

          Reason for Merger: To maintain a corporate existence for entities which at one time held title to real property.

4.   a.   Name: BHF Bermuda Hotel Corp. (EIN 36-3796172)

          Dissolved May 3, 1993

     b.   Date of Creation: November 27, 1991

     c.   Percentage Owned by Insured: 100%

     d. Type of Operations: To own, acquire, hold, operate, lease, develop, finance, refinance, and sell property foreclosed upon by the Parent Fund.

     e.   State of incorporation: Illinois

     f.   Name of Parent Institution: n/a

     g.   Net Worth

     h.   Total Assets

     i.   Net Income:

          Most recent year end figures are not meaningful.

          Reason for Dissolution. Property contemplated in 4d was foreclosed by senior lender in February, 1992 without BHIF ever acquiring title.

5.   a.   Name: BMC Santa Barbara Corp. (EIN 36-3771073)

     b.   Date of Creation: June 6, 1991

     c.   Percentage Ownership by Insured: 100%

     d. Nature of Business: Acts. as a 50% limited partner in a limited partnership known as Santa Barbara Biltmore Associates, a California Limited Partnership, whose general partner is Santa Barbara Hotel Investment L.P., a Delaware Limited Partnership, doing business in California as SBHI, L.P., an unrelated third party, and whose purpose is to acquire, hold, own, operate, lease, develop, finance, refinance, and sell property known as the Santa Barbara Biltmore Hotel in Santa Barbara, California.

     e.   State of Incorporation: Illinois

     f.   Name of Parent Institution: n/a

     g.h. Net Worth/Total Assets: Investment in Limited Partnership is accounted for under the equity method of accounting and has a zero net worth.

     i.   Net Income:

Schedule A-1 (Section 6(d)) to Purchase Agreement Between Banyan Hotel Investment Fund (the "Fund") and Harvey Polly

Section 6.1.4 of the Fund's Bylaws which will be amended prior to Closing

6.1.4. Grant options or warrants or rights to purchase Shares at an exercise price, or for consideration which consists of services or is otherwise than for cash, that in the judgment of the Directors (including a majority of the Independent Directors in the case of the grant of any option, warrant or right to the Advisor or to any officer, director or employee of the Advisor or of the Corporation) is less than the fair market value of such Shares on the date of grant, or which may be exercisable for a period in excess of 5 years from the date of grant, or which are for a number of Shares that (when added to the number of other Shares exercisable pursuant to all then outstanding options and warrants) is in excess of 10% of the number of outstanding Shares on the date of grant (warrants options or Share purchase rights that are issued ratably to the holders of all Shares or another class of securities, or as part of a financing arrangement are not prohibited by, or to be included within the limitations of, the preceding sentence of this Section 6.1.4);


Schedule B (Secton 6(f) to Purchase Agreement Between Banyan Hotel Investment Fund (the "Fund") and Harvey Polly

Exceptions to Title to the Fund's Assets

None.







Schedule C (Section 6(g)) to Purchase Agreement Between Banyan Hotel Investment Fund (the "Funcr) and Harvey Polly

Material Contracts and Commitments

1. Amended and Restated Agreement of Limited Partnership of Santa Barbara Biltmore Associates dated July 31, 1991. (BMC Santa Barbara Corp., an Illinois corporation, a wholly owned subsidiary of the Fund, is the sole limited partner.)

2. Agreement and Declaration of Trust dated as of November 17, 1993 of the Partners Liquidating Trust. (The Fund is a beneficiary of this trust with a 0.61 percent interest.)

3. Amended and Restated Employment Agreement between the Fund and Leonard G. Levine dated December 31, 1992.

4. Banyan Hotel Investment Fund Administrative Services Agreement by and between the Fund and Banyan Management Corp. dated February 27, 1994.

5.   Banyan Hotel Investment Fund Director and Officers Insurance Policies:

       Carrier                               Coverage        Date

       Gulf  Insurance   Co.                 $10M            5/31/94
       Agricultural Excess &                 $ 5M            5/31/94
       Surplus Insurance Co.

       Old Republic Insurance Co.            $ 5M            5/31/94

       Gulf Insurance Co.                    $ 5M            5/31/94
       Aetna Casualty & Surety               $ 5M            5/31/94

       Reliance Insurance Co.                $ 5M            5/31/94

6. Commercial Insurance Premium Financing Agreement dated June 22, 1994, as amended.

7. Run-off insurance coverage for Officers and Directors Liability: Coverage Amount $1,000,000; Retention $0.00; Premium $315,000 to be purchased to insure the present board members and officers at the time of resignation.

8.   Listing Agreement between the Fund and the American Stock Exchange.

Schedule D (Section 6(h)) to Purchase Agreement Between Banyan Hotel Investment Fund (the "Fund") and Harvey Polly

Material Adverse Changes In Business or Financial Conditions of the Company

1. Negotiation regarding possible de-listing by the American Stock Exchange. (See most recent letter dated June 28,1994 extending the listing to September 1, 1994.)





Schedule E (Secton 6(i)) to Purchase Agreement Between
Banyan Hotel Investment Fund (the "Fund") and Harvey Polly

Extraordinary Liabilities

See Items 6 and 7 on Schedule C.


Schedule F (Secton 6(k)) to Purchase Agreement Between
Banyan Hotel Investment Fund (the "Fund") and Harvey Polly

Claims, Actions, Suits or Proceedings Pending

In re: Park Centre Associates, F/K/A VMS Seventh Avenue Associates, Case No. 92 B 43319(CB), United States Bankruptcy Court, Southern District of New York. (The Fund filed a proof of claim in this matter on January 15, 1993.)


Schedule G (Section 6(n)) to Purchase Agreement Between Banyan Hotel Investment Fund (the "Fund") and Harvey Polly

Employment Arrangements

Amended and Restated Employment Agreement between the Fund and Leonard G. Levine dated December 31, 1992.


Schedule H (Secton 6(o)) to Purchase Agreement Between Banyan Hotel Investment Fund (the "Fund") and Harvey Polly

Insurance Coverages

See Schedule C, Item 5.


Schedule I (Secton 6(s)) to Purchase Agreement Between Banyan Hotel Investment Fund (the "Fund") and Harvey Polly

BANYAN HOTEL FUND BANK ACCOUNTS:

Checking Account #4122771
Money Market Account #14392127

American National Bank
33 North LaSalle Street
Chicago, Illinois 60690

ABA Routing #071 000 770

Signers: Leonard G. Levine, William M. Karnes, Joel L. Teglia, Roger L. Baker

Schedule J (Section 8(i)) to Purchase Agreement Between Banyan Hotel Investment Fund (the "Fund") and Harvey Polly

1.   Purchase of Run-off ("Tail Coverage") Insurance as described in Schedule C,
Item 7.

2. Abandonment or Assignment to such entity as is designated by the current directors of the Fund of the Fund's shares in Banyan Management Corp., an Illinois corporation.

3. Termination by the Fund (and payment of the Termination Fee) of the Banyan Hotel Investment Fund Administrative Services Agreement as set forth at Item 4 on Schedule C.